Exhibit 99.2

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Hispanic Broadcasting Corporation:

                We have audited the accompanying consolidated balance sheets of Hispanic Broadcasting Corporation and subsidiaries (the “Company”) as of December 31, 2002 and 2001 and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule included at Item 14(a) (2). These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

                We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hispanic Broadcasting Corporation and subsidiaries as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations , and SFAS No. 142, Goodwill and Other Intangible Assets.

KPMG LLP

Dallas, Texas

February 23, 2003, except for Note 2 which is as of March 17, 2002

HISPANIC BROADCASTING CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share information)

ASSETS

	December 31,
	2002	2001

Current assets:
Cash and cash equivalents	$40,217	$59,587
Accounts receivable, net of allowance of $2,669 in 2002 and $3,458 in 2001	51,935	50,241
Prepaid expenses and other current assets	1,131	748

Total current assets	93,283	110,576

Property and equipment, net of accumulated depreciation and amortization	55,837	54,428

Cost in excess of fair value of net assets acquired net of accumulated amortization of $12,380 in 2002 and 2001	85,245	85,245

Intangible assets, net of accumulated amortization	1,080,845	938,155

Restricted cash	—	3,151

Deferred charges and other assets	10,578	50,188

Total assets	$1,325,788	$1,241,743

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,780	$4,700
Accrued expenses	15,391	15,968
Income taxes payable	2,298	3,349
Current portion of long-term obligations	7	6

Total current liabilities	22,476	24,023

Long-term obligations, less current portion	16,429	1,418

Deferred income taxes	143,323	119,486

Minority interest	1,341	—

Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred Stock, cumulative, $.001 par value; authorized 5,000,000 shares; no shares issued or outstanding	—	—
Class A Common Stock, $.001 par value; authorized 175,000,000 shares in 2002 and 2001; issued 81,201,689 shares and outstanding 80,516,189 shares in 2002 and issued 80,923,786 shares and outstanding 80,238,286 shares in 2001	81	81
Class B Common Stock, convertible, $.001 par value; authorized 50,000,000 shares; issued and outstanding 28,312,940 shares	28	28
Additional paid-in capital	1,048,097	1,042,907
Retained earnings	104,121	63,908
Treasury stock, at cost, 685,500 shares	(10,108)	(10,108)

Total stockholders’ equity	1,142,219	1,096,816

Total liabilities and stockholders’ equity	$1,325,788	$1,241,743

See accompanying notes to consolidated financial statements.

HISPANIC BROADCASTING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in thousands except per share data)

	Year Ended December 31,
	2002	2001	2000

Revenues	$292,384	$274,314	$270,339
Agency commissions	35,839	33,539	32,785

Net revenues	256,545	240,775	237,554
Operating expenses	78,768	75,399	65,741
Wages, salaries and benefits	85,955	76,363	69,985
Provision for bad debts	2,633	4,289	3,757
Depreciation and amortization	12,267	36,415	34,264
Corporate expenses	10,992	3,718	3,879

Operating income	65,930	44,591	59,928

Other income (expense):
Interest income	1,585	3,852	7,897
Interest expense	(1,028)	(403)	(819)
Other, net	—	2,871	1,585

	557	6,320	8,663

Income before income tax	66,487	50,911	68,591
Income tax	26,274	19,942	27,060

Net income	$40,213	$30,969	$41,531

Net income per common share:
Basic and diluted	$0.37	$0.28	$0.38
Weighted average common shares outstanding:
Basic	108,723	108,872	108,858
Diluted	109,543	109,617	110,388
Comprehensive income:
Net income	$40,213	$30,969	$41,531
Other comprehensive income, net of tax:
Unrealized gain on marketable equity securities (net of tax of $268)	—	418	—
Reclassification adjustment for gains included in net income (net of tax of $268)	—	(418)	—

Comprehensive income	$40,213	$30,969	$41,531

See accompanying notes to consolidated financial statements.

HISPANIC BROADCASTING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands except share information)

	Preferred Stock	Common Stock		Additional paid-in capital	Retained earnings (accumulated deficit)	Treasury stock	Accummulated other comprehensive income	Total
		Class A	Class B

Balance at December 31, 1999	$—	$40	$14	$1,034,791	$(8,592)	$—	$—	$1,026,253
Net proceeds from issuance of 149,111 shares of Class A Common Stock	—	—	—	2,324	—	—	—	2,324
Two-for-one stock split	—	41	14	(55)	—	—	—	—
Tax benefit of stock options exercised	—	—	—	653	—	—	—	653
Options issued to non employees for services	—	—	—	242	—	—	—	242
Net income	—	—	—	—	41,531	—	—	41,531

Balance at December 31, 2000	—	81	28	1,037,955	32,939	—	—	1,071,003
Proceeds from issuance of 278,435 shares of Class A Common Stock	—	—	—	4,094	—	—	—	4,094
Purchase of 685,500 shares of Class A Common Stock	—	—	—	—	—	(10,108)	—	(10,108)
Tax benefit of stock options exercised	—	—	—	729	—	—	—	729
Options issued to non employees for services	—	—	—	129	—	—	—	129
Net income	—	—	—	—	30,969	—	—	30,969
Other comprehensive income:
Unrealized gain on marketable equity securities (net of tax of $268)	—	—	—	—	—	—	418	418
Reclassification adjustment for gains included in net income (net of tax of $268)	—	—	—	—	—	—	(418)	(418)
Total comprehensive income	—	—	—	—	—	—	—	30,969

Balance at December 31, 2001	—	81	28	1,042,907	63,908	(10,108)	—	1,096,816
Proceeds from issuance of 277,903 shares of Class A Common Stock	—	—	—	4,065	—	—	—	4,065
Tax benefit of stock options exercised	—	—	—	984	—	—	—	984
Options issued to non employees for services	—	—	—	141	—	—	—	141
Net income	—	—	—	—	40,213	—	—	40,213

Balance at December 31, 2002	$—	$81	$28	$1,048,097	$104,121	$(10,108)	$—	$1,142,219

See accompanying notes to consolidated financial statements.

HISPANIC BROADCASTING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2002	2001	2000

Cash flows from operating activities:
Net income	$40,213	$30,969	$41,531
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	2,633	4,289	3,757
Depreciation and amortization	12,267	36,415	34,264
Minority interest	(16)	—	—
Amortization of debt facility fee included in interest expense	156	156	162
Deferred income taxes	23,837	9,620	7,960
Changes in operating assets and liabilities:
Accounts receivable, net	(3,311)	(5,315)	(12,533)
Prepaid expenses and other current assets	(383)	163	(61)
Accounts payable	58	1,502	1,988
Accrued expenses	(577)	637	(2,698)
Income taxes payable	(67)	2,340	(4,369)
Other, net	(185)	(898)	842

Net cash provided by operating activities	74,625	79,878	70,843

Cash flows from investing activities:
Acquisitions of radio stations	(96,998)	(114,129)	(120,152)
Cash deposited in restricted cash account related to the Fresno
Acquisition, the San Jose Acquisition and the Albuquerque
Acquisition	(1,250)	(3,151)	—
Property and equipment acquisitions	(11,495)	(14,344)	(11,007)
Dispositions of property and equipment	923	35	111
Additions to intangible assets	(1,835)	(143)	(653)
Increase in deferred charges and other assets	(2,400)	(6,842)	(40,813)
Proceeds from the sale of securities included in deferred charges and other assets	—	8,611	—

Net cash used in investing activities	(113,055)	(129,963)	(172,514)

Cash flows from financing activities:
Borrowings on long-term obligations	15,000	—	—
Payments on long-term obligations	(6)	(3)	(120)
Proceeds from stock issuances	4,066	4,094	2,344
Purchase of treasury stock	—	(10,108)	—

Net cash provided by (used in) financing activities	19,060	(6,017)	2,224

Net decrease in cash and cash equivalents	(19,370)	(56,102)	(99,447)
Cash and cash equivalents at beginning of year	59,587	115,689	215,136

Cash and cash equivalents at end of year	$40,217	$59,587	$115,689

See accompanying notes to consolidated financial statements.

HISPANIC BROADCASTING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies

                Organization

                Hispanic Broadcasting Corporation (the “Company”), through its subsidiaries, owns and operates 62 Spanish-language and other Hispanic-targeted radio stations serving in 15 of the top 25 markets throughout the United States (Los Angeles, New York City, Miami, Chicago, Houston, San Francisco/San Jose, Dallas/Fort Worth, San Antonio, McAllen/Brownsville/Harlingen, Phoenix, San Diego, El Paso, Fresno, Las Vegas and Albuquerque). The Company also owns and operates HBC Sales Integration, which is one of the largest Spanish-language radio broadcast networks in the United States in terms of audience delivery and HBCi which operates the Company’s radio station Internet websites.

                Basis of Consolidation

                The accompanying consolidated financial statements include the accounts of Hispanic Broadcasting Corporation and its wholly-owned subsidiaries. The Company consolidates the accounts of subsidiaries when it has a controlling financial interest (over 50%) in the outstanding voting shares of the subsidiary.

                All significant intercompany accounts and transactions have been eliminated in consolidation.

                Use of Estimates

                The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the consolidated financial statements. Actual results could differ from those estimates.

                Cash Equivalents

                Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

                Restricted Cash

                Restricted cash is legally restricted cash held in escrow accounts for pending acquisitions.

                Investments

                The Company uses the equity method to account for investments when it does not have a controlling interest but has the ability to exercise significant influence over the operating and/or financial decisions of the investee. Investments where the Company does not exert significant influence are accounted for using the cost method. Investments at December 31, 2002 and 2001 (included in deferred charges and other assets) consist of interests in entities which are involved in radio broadcasting and the ownership of transmission towers.

                Property and Equipment

                Property and equipment are recorded at cost. Expenditures for significant renewals and betterments are capitalized. Repairs and maintenance are charged to expense as incurred. Gains or losses from disposition of property and equipment are recognized in the statement of income and comprehensive income.

                Depreciation is provided in amounts sufficient to relate the asset cost to operations over the estimated useful lives on a straight-line basis. Leasehold improvements are depreciated over the remaining life of the lease or the estimated service life of the asset, whichever is shorter. The estimated useful lives are as follows:

Land improvements	15 years
Buildings and improvements	3 — 40 years
Broadcast and other equipment	2 — 30 years
Furniture and fixtures	2 — 10 years

                Intangible Assets

                In 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets . SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized and to be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. The Company adopted the provisions of SFAS No. 142 on July 1, 2001 and January 1, 2002 for intangible assets acquired in business combinations completed after June 30, 2001 and prior to July 1, 2001, respectively.

                On January 1, 2002, we were required by SFAS No. 142 to reassess the useful lives of all intangible assets acquired on or before June 30, 2001, and make any necessary remaining amortization period adjustments by March 31, 2002. No remaining amortization period adjustments were necessary. In addition, to the extent that an intangible asset is identified as having an indefinite useful life, we are required to perform a transitional test to determine if there is an asset impairment in accordance with the provisions of SFAS No. 142. Any impairment loss is measured as of January 1, 2002 and recognized as the cumulative effect of a change in accounting principle in the six months ended June 30, 2002.

                In connection with the transitional impairment evaluation, SFAS No. 142 requires us to perform an assessment of whether there is an indication that indefinite-lived intangible assets or cost in excess of fair value of net assets acquired is impaired as of January 1, 2002. To accomplish this, we identified the reporting units and determined the carrying value of each reporting unit. The Company defines its reporting unit to be an individual radio market. To the extent a reporting unit’s carrying amount exceeds its fair value, the reporting unit’s cost in excess of fair value of net assets acquired may be impaired and we must perform the second step of the transitional impairment test. In the second step, we must compare the implied fair value of the reporting unit’s cost in excess of fair value of net assets acquired, determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount, both of which would be measured as of January 1, 2002. Any transitional impairment loss is recognized as the cumulative effect of a change in accounting principle in our statement of income. No impairment loss was recognized for the year ended December 31, 2002 as a result of the transitional test discussed above.

                The Company also performed an assessment of whether there is an indication that cost in excess of fair value of net assets acquired is impaired as of December 31, 2002. The same valuation methodology was followed as was previously discussed related to the transitional impairment test. No impairment loss was recognized for the year ended December 31, 2002 as a result of this test.

                Intangible assets are recorded at cost. Amortization of intangible assets is provided in amounts sufficient to charge the asset cost to operations over the estimated useful lives on a straight-line basis. Broadcast licenses, cost in excess of fair value of net assets acquired and certain other intangible assets have indefinite useful lives and are not subject to amortization for the year ended December 31, 2002.

The estimated useful lives of other intangible assets with definite useful lives is 3 to 40 years. For the years ended December 31, 2001 and 2000, intangible assets acquired prior to July 1, 2001 are subject to amortization. The estimated useful lives are as follows:

Broadcast licenses	40 years
Cost in excess of fair value of net assets acquired	principally 40 years
Other intangible assets	3 — 40 years

                As of December 31, 2001 and 2000, the Company evaluated the propriety of the carrying amount of intangible assets, including cost in excess of fair value of net assets acquired, as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation consisted of the projection of undiscounted income before depreciation, amortization, and interest for each of the Company’s radio stations over the remaining estimated useful life of the broadcast licenses. If such projections indicated that undiscounted cash flows were not expected to be adequate to recover the carrying amounts of the related intangible assets, a loss is recognized to the extent the carrying amount of the asset exceeds its fair value. The Company believes that no impairment of cost in excess of fair value of net assets acquired and other intangible assets has occurred and that no reduction of the estimated useful lives was warranted.

                Revenue Recognition

                Revenue is derived primarily from the sale of advertising time to local and national advertisers. Revenue is recognized as commercials are broadcast.

                Advertising Costs

                The Company incurs various marketing and promotional costs to add and maintain listenership. These costs are charged to expense in the year incurred and totaled approximately $9.9, $9.5 and $5.7 million for the years ended December 31, 2002, 2001 and 2000, respectively.

                Barter Transactions

                Barter transactions represent advertising time exchanged for promotional items, advertising, supplies, equipment and services. Barter transactions are recorded at the estimated fair value of the goods or services received. Revenues from barter transactions are recognized as income when commercials are broadcast. Expenses are recognized when goods or services are received or used. Barter transactions are not significant to the Company’s consolidated financial statements.

                Income Taxes

                Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

                Earnings Per Share

                Basic earnings per common share is based on net earnings after preferred stock dividend requirements, if any, and the weighted average number of common shares outstanding during each year. Diluted earnings per common share reflects the incremental increase in the weighted average number of common shares due to the dilutive effect of stock options and the Employee Stock Purchase Plan.

                Financial Instruments

                The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable and payable, approximate fair value due to the relatively short maturity of these instruments. The carrying amount of long-term obligations, including the current portion, approximates fair value based upon quoted interest rates for the same or similar debt issues.

                Credit Risk

                In the opinion of management, credit risk with respect to accounts receivable is limited due to the large number of diversified customers and the geographic diversification of the Company’s customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for uncollectible accounts receivable are maintained.

                Stock Based Compensation

                The Company accounts for stock options issued to employees and directors using the intrinsic-value method as outlined under Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees and related interpretations including FASB Interpretation No. 44, Accounting for Certain

Transactions involving Stock Compensation (an interpretation of APB Opinion No. 25), issued March 2000, to account for its fixed plan stock options.

                Under APB 25, the Company does not recognize compensation expense related to employee stock options since options are not granted at a price below the market value of the underlying common stock on the date of grant. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation , and Emerging Issues Task Force No. 96-18 Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services , the Company includes in operating expenses in the statement of income and comprehensive income, the cost of stock options (calculated using the fair-value method) issued to persons who are not employees or directors.

                For purposes of pro forma disclosures, the estimated fair value of the options is expensed over the options’ vesting period. Pro forma net income and earnings per share disclosures as if the Company recorded compensation expense based on the fair value for stock-based awards have been presented in accordance with the provisions of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure , and are as follows (in thousands, except per share information):

	Year Ended December 31,
	2002	2001	2000

Net income as reported	$40,213	$30,969	$41,531
Stock-based employee compensation expense, net of related tax effects, included in net income as reported	56	51	95
Stock-based employee compensation expense determined under fair value-based method, net of related tax effects	(9,959)	(8,937)	(7,905)

Pro forma net income	$30,310	$22,083	$33,721

Net income per common share:
As reported—basic and diluted	$0.37	$0.28	$0.38
Pro forma—basic and diluted	$0.28	$0.20	$0.31

                The weighted average fair value at date of grant for options granted in the years ended December 31, 2002, 2001 and 2000 was $13.91, $12.62 and $16.46 per share, respectively. The fair value of these options was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	2002	2001	2000

Risk free interest rate	3.76%	4.57%	5.96%
Dividend yield	0.00%	0.00%	0.00%
Volatility factor	58.61%	59.42%	57.82%
Weighted average expected life	6 years	6 years	6 years

                Comprehensive Income

                SFAS No. 130, Reporting Comprehensive Income, establishes guidelines for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income includes unrealized gains on equity securities classified as available-for-sale and included as a component of stockholders’ equity.

                New Accounting Pronouncements

                In 2001, the Financial Accounting Standards Board issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets . SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of .. SFAS No. 144 retains the requirements of SFAS No. 121 to (a) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and fair value of the assets. The statement also removes goodwill from its scope and covers the accounting for the disposal of long-lived assets. The Company adopted the provisions of SFAS No. 144 on January 1, 2002.

2.  Pending Merger

                On June 11, 2002, the Company agreed to merge with Univision. Univision will acquire the Company in an all-stock transaction. In the merger, the stockholders of the Company will exchange each share of their capital stock in the Company for the right to receive 0.85 share of the Class A common stock of Univision. The boards of directors of both companies approved the merger, the stockholders of each company voted in favor of the merger on February 28, 2003, and the DOJ, Univision and the Company have reached an agreement regarding the merger. The merger is subject to approval by the FCC and customary closing conditions. The Company expects that the merger will close in April 2003.

                Included in corporate expenses are merger expenses of $5.1 million for the year ended December 31, 2002. The Company estimates that merger costs incurred in 2003 will approximate $14.0 million.

3.  Related Party Transactions

                Clear Channel Communications, Inc. (“Clear Channel”) owns all the outstanding shares of the Company’s Class B common stock, which accounts for approximately 26.0% of the Company’s common stock. Transactions with Clear Channel are consummated on terms similar to those with unrelated parties. The Company earned revenues from transactions with Clear Channel related to the sale of airtime, rental of space on transmission towers and other miscellaneious transactions. Expenses were incurred by the Company from transactions with Clear Channel related to national representation fees, rental of space on transmission towers, outdoor advertising and other miscellaneous transactions. The net expense from these transactions is $3.8, $6.7 and $2.6 million for the years ended December 31, 2002, 2001 and 2000, respectively.

                A director of the Company, Mr. Ernesto Cruz, is employed by Credit Suisse First Boston, Inc. (“CSFB”) which provides the Company with investment banking services. The Company paid this firm $2.0 million in fees for investment banking services related to the merger for the year ended December 31, 2002.

4.  Acquisitions and Radio Signal Upgrades

                2002 Acquisitions and Radio Signal Upgrades

                On August 10, 2001, the Company entered into an asset purchase agreement to acquire for $16.0 million the assets of KQMR(FM), serving the Las Vegas market (the “Las Vegas Acquisition”). On March 22, 2002, the Company closed on the Las Vegas Acquisition. The Company used its available cash to fund the acquisition.

                The fair value of the assets acquired in the Las Vegas Acquisition as of March 22, 2002 is as follows (in thousands):

Broadcast and other equipment	$26
Broadcast licenses	15,952
Other intangible assets	57

$16,035

                On October 10, 2001, the Company entered into an asset purchase agreement to acquire for $5.0 million the assets of KZOL(FM), serving the Fresno market (the “Fresno Acquisition”). On March 29, 2002, the Company closed on the Fresno Acquisition. The Company used its available cash to fund the acquisition.

                The fair value of the assets acquired in the Fresno Acquisition as of March 29, 2002 is as follows (in thousands):

Broadcast and other equipment	$88
Furniture and fixtures	2
Broadcast licenses	4,898
Other intangible assets	34

$5,022

                On December 17, 2001, the Company entered into an asset purchase agreement to acquire for $58.0 million the assets of KEMR(FM) (formerly KSOL(FM)), serving the San Jose and San Francisco markets (the “San Jose Acquisition”). On April 1, 2002, the Company closed on the San Jose Acquisition. The Company used its available cash to fund the acquisition along with $15.0 million borrowed from the $180.0 million revolving credit facility (the “Credit Facility”) on April 1, 2002.

                The fair value of the assets acquired in the San Jose Acquisition as of April 1, 2002 is as follows (in thousands):

Land and improvements	$99
Buildings and improvements	57
Broadcast and other equipment	246
Furniture and fixtures	13
Broadcast licenses	57,412
Other intangible assets	464

$58,291

                On August 26, 2002, the Company entered into an asset purchase agreement to acquire for $22.5 million the assets of KJFA(FM), KIOT(FM), KVVF(FM), KKSS(FM) and KAJZ(FM), serving the Albuquerque market (the “Albuquerque Acquisition”). On November 1, 2002, the Company closed on the Albuquerque Acquisition. The Company used its available cash to fund the acquisition.

                The fair value of the assets acquired in the Albuquerque Acquisition as of November 1, 2002 is as follows (in thousands):

Land and improvements	$132
Buildings and improvements	412
Broadcast and other equipment	1,074
Furniture and fixtures	94
Broadcast licenses	20,431
Other intangible assets	244

$22,387

                The intangible assets acquired in the Las Vegas Aquisition, the Fresno Acquisition, the San Jose Acquisition and the Albuquerque Acquisition are not subject to amortization.

                Radio stations KPTY(FM) in Houston and KESS(FM) (formerly KDXX(FM)) and KDXX(FM) (formerly KDXT(FM)) in Dallas have been involved in a variety of proceedings before the Federal Communications Commission to improve each of the stations’ signal coverage. The radio signal upgrade projects for KPTY(FM) in Houston and KESS(FM) in Dallas were substantially completed in February 2002 and the stations began broadcasting according to their new authorized signal authority. The upgrade costs of $35.0 million incurred by the Company and included in deferred charges and other assets were reclassified to intangible assets during 2002. The radio signal upgrade project for KDXX(FM) in Dallas was substantially completed in July 2002 and the station began broadcasting according to its new authorized signal authority. The upgrade costs of $2.6 million incurred by the Company and included in deferred charges and other assets were reclassified to intangible assets during 2002 and are not subject to amortization.

                2001 Acquisitions

                On April 24, 2001, the Company entered into an asset purchase agreement to acquire for $80.0 million the FCC licenses of a radio station broadcasting at 106.5 MHz (KOVE(FM)), serving the Houston market (the “Houston Acquisition”). The Houston Acquisition closed on July 20, 2001. The asset acquisition was funded with available cash.

                The fair value of the assets acquired in the Houston Acquisition as of July 20, 2001 is as follows (in thousands):

Land and improvements	$164
Buildings and improvements	1,436
Broadcast and other equipment	428
Broadcast licenses	77,863
Other intangible assets	173

$80,064

                On September 4, 2001, the Company entered into an asset purchase agreement to acquire for $34.0 million the assets of KOMR(FM), KMRR(FM), KKMR(FM) and KHOV(FM), serving the Phoenix market (the “Phoenix Acquisition”). The Phoenix Acquisition closed on October 31, 2001. The asset acquisition was funded with available cash.

                The fair value of the assets acquired in the Phoenix Acquisition as of October 31, 2001 is as follows (in thousands):

Prepaid expenses and other current assets	$24
Land and improvements	17
Buildings and improvements	352
Broadcast and other equipment	1,635
Furniture and fixtures	48
Broadcast licenses	31,708
Other intangible assets	282

$34,066

                The intangible assets acquired in the Houston Acquisition and the Phoenix Acquisition are not subject to amortization.

                2000 Acquisitions

                On October 15, 1999, the Company entered into an asset purchase agreement to acquire for $75.0 million the assets of KRCD(FM) and KRCV(FM), serving the Los Angeles market (the “Los Angeles Acquisition”). The Los Angeles Acquisition closed on January 31, 2000. The asset acquisition was funded with a portion of the proceeds from the November 1999 secondary public stock offering (the “November 1999 Offering”). The stations’ programming was converted to a single Spanish-language format in February 2000.

                On May 31, 2000, the Company entered into an asset purchase agreement to acquire for $45.0 million the assets of KCOR(FM) and KBBT(FM), serving the San Antonio market. The KCOR(FM) and KBBT(FM) acquisitions closed on September 15, 2000 and September 29, 2000, respectively. The asset acquisitions were funded with a portion of the proceeds from the November 1999 Offering. The stations’ programming was converted to separate Hispanic-targeted formats.

                Pending Transactions

                On January 2, 2003, the Company entered into an agreement to acquire for approximately $32.9 million the assets of WVIV(FM) (formerly WXXY(FM)), serving the Chicago market (the

“Chicago Acquisition”). The Chicago Acquisition is subject to regulatory approvals and customary closing conditions. The Company expects to close on the Chicago Acquisition during the second quarter of 2003. The Company plans to use its available cash to fund the acquisition along with borrowings from the Credit Facility.

                On February 13, 2003, the Company entered into an agreement to acquire for $32.0 million the stock of a company which owns and operates WKAQ(FM), WKAQ(AM), WUKQ(FM) and WUKQ(AM), serving the Puerto Rico market (the “Puerto Rico Acquisition”). The Puerto Rico Acquisition is subject to regulatory approvals and customary closing conditions. The Company expects to close on the Puerto Rico Acquisition during the second quarter of 2003 and plans to borrow from the Credit Facility to fund the acquisition.

                On March 3, 2003, the Company entered into an agreement to acquire for $24.0 million the assets of KNGT(FM), serving the Sacramento market and a tower located near Dallas, Texas (the “Sacramento Acquisition”). The Sacramento Acquisition is subject to regulatory approvals and customary closing conditions. The Company expects to close on the Sacramento Acquisition during the second quarter of 2003. The Company plans to borrow from the Credit Facility to fund the acquisition.

                On March 17, 2003, the Company entered into an agreement to acquire for $16.0 million the assets of KTND(FM), serving the Austin market (the “Austin Acquisition”). The Austin Acquisition is subject to regulatory approvals and customary closing conditions. The Company expects to close on the Austin Acquisition during the third quarter of 2003. The Company plans to borrow from the Credit Facility to fund the acquisition.

                Pro forma Information

                Unaudited pro forma results of operations for the years ended December 31, 2002 and 2001, calculated as though the Houston Acquisition, the Phoenix Acquisition, the Las Vegas Acquisition, the Fresno Acquisition, the San Jose Acquisition, the Albuquerque Acquisition, the Chicago Acquisition, the Puerto Rico Acquisition, the Sacremento Acquisition and the Austin Acquisition had occurred at the beginning of each year, is as follows (in thousands, except per share data):

	Pro forma Year Ended December 31,
	2002	2001

Net revenues	$274,139	$265,717
Operating income	66,209	44,663
Net income	38,242	26,815
Net income per common share:
Basic	0.35	0.25
Diluted	0.35	0.24

                The pro forma information is presented for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisitions actually been made at such dates, nor is it indicative of future operating results.

5.  Property and Equipment

                Property and equipment consists of the following (in thousands):

	December 31,
	2002	2001

Land and improvements	$13,133	$10,790
Buildings and improvements	19,295	17,622
Broadcast and other equipment	56,322	49,794
Furniture and fixtures	18,980	16,642

	107,730	94,848
Less accumulated depreciation and amortization	51,893	40,420

	$55,837	$54,428

6.  Intangible Assets

                Intangible assets consist of the following (in thousands):

	December 31,
	2002	2001

Broadcast licenses	$1,159,868	$1,018,237
Other intangible assets	19,531	17,664

	1,179,399	1,035,901
Less accumulated amortization	98,554	97,746

	$1,080,845	$938,155

                Intangible assets as of December 31, 2002 are summarized as follows (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Amount

Intangible assets subject to amortization	$12,976	$11,091	$1,885
Intangible assets not subject to amortization	1,264,048	99,843	1,164,205

	$1,277,024	$110,934	$1,166,090

                Amortization expense for the years ended December 31, 2002, 2001 and 2000 is $0.5, $26.7 and $26.6 million, respectively. Estimated amortization expense of intangible assets acquired as of December 31, 2002 with finite useful lives are summarized as follows (in thousands):

Year	Amount

2003	$604
2004	475
2005	253
2006	105
2007	105

                The reconciliation of reported net income to adjusted net income, which is adjusted for the effect of amortization of intangible assets with an indefinite useful life (net of income taxes) is as follows (in thousands except per share data):

	Year Ended December 31,
	2002	2001	2000

Reported net income	$40,213	$30,969	$41,531
Broadcast licenses amortization, net of income tax	—	14,827	13,431
Cost in excess of fair value of net assets acquired amortization, net of income tax	—	1,637	1,554
Other intangible assets amortization, net of income tax	—	86	77

Adjusted net income	$40,213	$47,519	$56,593

	Year Ended December 31,
	2002	2001	2000

Adjusted net income per common share:
Basic:
Reported net income	$0.37	$0.28	$0.38
Broadcast licenses amortization, net of income tax	—	0.14	0.12
Cost in excess of fair value of net assets acquired amortization, net of income tax	—	0.02	0.01
Other intangible assets amortization, net of income tax	—	—	—

Adjusted net income	$0.37	$0.44	$0.51

Diluted:
Reported net income	$0.37	$0.28	$0.38
Broadcast licenses amortization, net of income tax	—	0.14	0.12
Cost in excess of fair value of net assets acquired amortization, net of income tax	—	0.01	0.01
Other intangible assets amortization, net of income tax	—	—	—

Adjusted net income	$0.37	$0.43	$0.51

7.  Investments

                The Company recognized an impairment loss of $0.8 million in 2001 associated with an investment. The fair market value of the investment was determined to be zero based on a review of current financial information. The loss is included in operating expenses for the year ended December 31, 2001.

                In 2001, the Company sold marketable equity securities. Included in other income, net for the year ended December 31, 2001 is a realized gain of $2.5 million from the sale of these securities.

8.  Accrued Expenses

                Accrued expenses consist of the following (in thousands):

	December 31,
	2002	2001

Wages, salaries and benefits payable	$3,304	$4,193
Commissions payable	5,816	5,411
Advertising payable	296	1,343
Other accrued expenses	5,975	5,021

	$15,391	$15,968

9.  Minority Interest

                On May 10, 1999, the Company purchased a 24.5% interest in Rawhide Radio, LLC (“Rawhide”). Rawhide owns radio stations KVCQ(FM) in Cuero, Texas and KBAE(FM) in Llano, Texas. On May 24, 2002, the Company entered into a purchase agreement to acquire an additional 51.0% ownership interest for $3.0 million. The additional 51.0% ownership interest was acquired in a non-cash transaction by reducing notes receivable held by the Company, which were issued by the seller of the 51.0% interest. The acquisition closed on December 3, 2002. The investment in Rawhide was accounted for using the equity method from its inception on May 10, 1999 through December 2, 2002. After the acquisition of the additional interest, the Company owns a 75.5% interest in Rawhide. The accounts of Rawhide are consolidated with the Company starting on December 3, 2002 and the outside ownership interest in the partnership has been recorded as minority interest.

10.  Long-Term Obligations

                The following is a summary of long-term obligations outstanding as of December 31, 2002 and 2001 (in thousands):

	2002	2001

Revolving credit facility payable to banks; aggregate commitment of $180.0 million; interest rate based on LIBOR plus an applicable margin as determined by the Company’s leverage ratio; interest rate at December 31, 2002 is 2.1%; payable through December 2004; secured by 100% of the common stock of the Company’s wholly-owned subsidiaries; the Company is required to comply with certain financial and nonfinancial covenants	$15,000	$—

Prize awards net of imputed interest (10% to 12%), payable in varying annual installments through 2044	1,419	1,424

Other long-term obligation	17	—

	16,436	1,424

Less current portion	7	6

	$16,429	$1,418

                The Company’s ability to make additional borrowings under the Credit Facility is subject to compliance with certain financial ratios and other conditions set forth in the Credit Facility. As of

December 31, 2002, the Company had $165.0 million of credit available. The Credit Facility commitment began reducing on September 30, 1999 and continues quarterly through December 31, 2004.

                Maturities of long-term obligations for the five years subsequent to December 31, 2002 are as follows (in thousands):

Year	Amount

2003	$7
2004	15,007
2005	8
2006	9
2007	10
Thereafter	1,394

                Interest paid for the years ended December 31, 2002, 2001 and 2000 amounted to $1.0, $0.9 and $0.7 million, respectively.

11.  Commitments and Contingencies

                The Company leases office space and other property under noncancellable operating leases. Terms of the leases vary from one to thirty years. Certain leases have contingent rent clauses whereby rent is increased based on a change in the Consumer Price Index. Various leases have renewal options of three to twenty years. Future minimum rental payments under noncancellable operating leases in effect at December 31, 2002 are summarized as follows (in thousands):

Year	Amount

2003	$8,742
2004	8,262
2005	7,695
2006	6,935
2007	5,997
Thereafter	40,396

                Rent expense for the years ended December 31, 2002, 2001 and 2000 was $8.9, $8.5 and $5.0 million, respectively.

                The Company is subject to legal proceedings and other claims which have arisen in the ordinary course of business and as described below and have not been fully adjudicated. These actions, when ultimately concluded, will not, in the opinion of management, have a material adverse effect upon the financial position or results of operation of the Company.

                On June 12, 2002, Spanish Broadcasting System, Inc. (“SBS”) filed Spanish Broadcasting System, Inc. v. Clear Channel Communications, Inc. and Hispanic Broadcasting Corporation in the United States District Court for the Southern District of Florida. SBS alleged a variety of claims against the defendants including claims for federal and state antitrust violations under the Sherman Act, the Florida Antitrust Act, and California’s Cartwright Act. SBS’s complaint also included numerous other state law causes of action including, among others, tortious interference, defamation, and violation of the California Unfair Competition Act. The plaintiff, and both defendants, own and operate radio stations throughout the United States, and SBS’s claims arose out of steps the defendants allegedly took to undermine SBS’s radio station business. On July 31, 2002, plaintiff amended its complaint. The amended complaint sought actual damages in excess of $500 million before any trebling under federal or state statute along with attorney fees and other unspecified damages. On January 31, 2003, the United States District Court entered a final order dismissing the case with prejudice. On February 14, 2003, SBS filed a motion for reconsideration of the order which dismissed the case. SBS has announced that, if its motion for reconsideration is not granted, then it will appeal the dismissal order. The Company is vigorously contesting this matter.

12.  Stockholders’ Equity

                Common Stock

                In 2001, the Company purchased 685,500 shares of its Class A Common Stock at a weighted average price per share of $14.75.

                Clear Channel owns all of the issued and outstanding Class B Common Stock. The rights of the Class A and Class B Common Stock are identical except that the Class B Common Stock has no voting rights, except in certain matters. Shares of Class B Common Stock are convertible into shares of Class A Common Stock, at Clear Channel’s option, subject to any necessary governmental consents, including the consent of the FCC.

                Preferred Stock

                The Company is authorized to issue 5,000,000 shares of $.001 par value Preferred Stock. The Preferred Stock may be issued in series, with the rights and preferences of each series established by the Company’s Board of Directors.

13.  Operating Expenses

                Operating expenses consist of the following (in thousands):

	Year Ended December 31,
	2002	2001	2000

Rent	$8,638	$8,241	$4,741
General promotion	9,905	10,680	7,374
Music fees and licenses	8,328	7,046	6,554
Special events	9,565	8,376	8,866
Representative commissions	6,464	6,445	6,797
Other operating expenses	35,868	34,611	31,409

	$78,768	$75,399	$65,741

14.  Corporate Expenses

                Corporate expenses consist of the following (in thousands):

	Year Ended December 31,
	2002	2001	2000

Travel costs	$525	$420	$462
Outside consulting	702	503	367
Telecommunication costs	355	398	292
Legal and professional fees	7,379	777	1,012
Other corporate expenses	2,031	1,620	1,746

	$10,992	$3,718	$3,879

15.  Income Taxes

                The provision for income tax consists of the following (in thousands):

	Year Ended December 31,
	2002	2001	2000

Current:
Federal	$2,011	$9,117	$15,552
State	426	1,205	3,548

Total current tax	2,437	10,322	19,100

Deferred:
Federal	20,078	8,102	6,640
State	3,759	1,518	1,320

Total deferred tax	23,837	9,620	7,960

Total income tax	$26,274	$19,942	$27,060

                The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2002 and 2001 are as follows (in thousands):

	2002	2001

Deferred tax assets:
Net operating losses	$922	$922
Other intangible assets	1,459	1,871
Long-term obligations-prize awards	553	556
Allowance for doubtful accounts receivable	1,437	1,347
Other	2,288	749

Total deferred tax assets	6,659	5,445

Deferred tax liabilities:
Broadcast licenses	138,043	115,053
Property and equipment	4,538	2,492
Other	7,401	7,386

Total deferred tax liabilities	149,982	124,931

Net deferred tax liabilities	$143,323	$119,486

                The reconciliation of income tax expense computed at the federal statutory tax rate to the Company’s actual income tax expense is as follows (in thousands):

	Year Ended December 31,
	2002	2001	2000

Federal income tax at statutory rate	$23,271	$17,819	$24,007
State income taxes, net of federal benefit	2,720	1,770	3,163
Nondeductible and non-taxable items, net	283	353	(110)

	$26,274	$19,942	$27,060

                As of December 31, 2002, the Company had tax net operating loss carryforwards for state tax purposes of approximately $16.5 million which expire in years 2005 through 2022 if not used.

                Income taxes paid for the years ended December 31, 2002, 2001 and 2000 amounted to $2.6, $8.0 and $22.9 million, respectively.

16.  Earnings Per Share

                The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations (in thousands):

	Year Ended December 31,
	2002	2001	2000

Numerator:
Net income	$40,213	$30,969	$41,531

Denominator:
Denominator for basic earnings per share	108,723	108,872	108,858
Effect of dilutive securities:
Stock options	804	733	1,514
Employee Stock Purchase Plan	16	12	16

Denominator for diluted earnings per share	109,543	109,617	110,388

                Stock options which were excluded from the computation of diluted earnings per share due to their antidilutive effect amounted to 2.1, 1.7 and 0.6 million shares for the years ended December 31, 2002, 2001 and 2000.

17.  Retirement Plan

                The Company has a defined contribution retirement savings plan (the “Plan”). The Plan covers all employees who have reached the age of 18 years. The Company matches participants’ contributions to the Plan in an amount not to exceed $1,500 annually. The Company, at the sole discretion of the Board of Directors, may make additional supplemental contributions to the Plan. The Company’s expenses related to the Plan for the years ended December 31, 2002, 2001 and 2000 amounted to $0.6, $0.6 and $0.6 million, respectively.

18.  Supplemental Cash Flows Information

                Noncash investing and financing activities for the year ended December 31, 2002 are as follows (in thousands):

	Increase (Decrease)
	Property and equipment, net	Intangible assets, net	Restricted cash	Deferred charges and other assets

Amounts reclassified due to the completion of radio station upgrades	$29	$36,830	$—	$(36,859)
Amounts reclassified due to radio station acquisitions	(18)	4,760	(4,401)	(341)

	$11	$41,590	$(4,401)	$(37,200)

19.  Stock Options

                In May 1997, the stockholders of the Company approved a stock incentive plan (“Long-Term Incentive Plan”), to be administered by the Board of Directors or by a committee of the Board of Directors. The maximum number of shares of Class A Common Stock that may be the subject of awards at any one time shall be ten percent of the total number of shares of Class A Common Stock outstanding. Options granted under the Long-Term Incentive Plan have a ten-year term and vest over various periods up to five years.

                The stockholders of the Company also approved an Employee Stock Purchase Plan in May 1997. Under the plan, shares of the Company’s common stock may be purchased at six-month intervals at 85% of the lower of the fair market value on the first or the last day of each six-month period. Employees may purchase shares having a value not exceeding 15% of their gross compensation during an offering period. During 2002, 2001 and 2000, employees purchased 45,754, 55,980 and 37,768 common shares at average prices of $19.85, $23.35 and $29.64, respectively.

                The Company granted 1,025,500, 844,000 and 2,169,400 stock options in 2002, 2001 and 2000, respectively, to various employees of the Company under its Long-Term Incentive Plan. The exercise prices of options outstanding at December 31, 2002 ranged from $8.22 to $50.57 per share, the market prices at dates of grant.

                The following is a summary of stock options outstanding and exercisable for the years ended December 31, 2000, 2001 and 2002 (in thousands, except per share data):

	Number Of Shares	Weighted Average Exercise Price Per Share

Stock Options Outstanding:
Options outstanding at December 31, 1999	2,952	$17.31
Granted	2,169	27.23
Forfeited	(221)	25.26
Exercised	(118)	11.75

Options outstanding at December 31, 2000	4,782	21.58
Granted	844	21.39
Forfeited	(390)	23.78
Exercised	(222)	12.50

Options outstanding at December 31, 2001	5,014	21.72
Granted	1,025	24.52
Forfeited	(172)	24.85
Exercised	(232)	13.59

Options outstanding at December 31, 2002	5,635	22.47

Exercisable Stock Options:
Options exercisable at December 31, 1999	69	$14.49
Vested	623	14.09
Exercised	(118)	11.75

Options exercisable at December 31, 2000	574	14.62
Vested	1,082	20.16
Exercised	(222)	12.50

Options exercisable at December 31, 2001	1,434	18.15
Vested	1,312	20.83
Exercised	(232)	13.59

Options exercisable at December 31, 2002	2,514	20.04

                The following is a summary of stock options outstanding and exercisable at December 31, 2002:

Range of Exercise Prices Per Share	Shares Under Option (in thousands)	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (in years)

Stock Options Outstanding:
$8.22 — $11.75	672	$11.69	4.4
12.34 — 18.13	622	17.63	5.8
18.75 — 28.02	3,296	22.05	8.0
28.75 — 41.84	1,039	33.52	7.4
50.57	6	50.57	7.1

	5,635

Exercisable Stock Options:
$8.22 — $11.75	672	$11.69	4.4
12.34 — 18.13	427	17.53	5.7
18.75 — 28.02	1,006	21.21	7.6
32.25 — 41.84	409	33.50	7.4

	2,514

20.  Quarterly Results of Operations (Unaudited)

                The following is a summary of the quarterly results of operations for the years ended December 2002 and 2001 (in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Year ended December 31, 2002:
Net revenues	$51,951	$68,596	$70,248	$65,750
Net income	6,926	10,434	12,025	10,828
Net income per common share:
Basic	0.06	0.10	0.11	0.10
Diluted	0.06	0.09	0.11	0.10
Comprehensive income	6,926	10,434	12,025	10,828

Year ended December 31, 2001:
Net revenues	$47,796	$65,896	$65,801	$61,282
Net income	3,618	10,246	8,492	8,613
Net income per common share-basic and diluted	0.03	0.09	0.08	0.08
Comprehensive income	3,618	11,319	7,837	8,195

21 .. Subsequent Events

                On February 28, 2003, the Company paid the $15.0 million principal balance on the Credit Facility. The Company expects to terminate the Credit Facility after the merger with Univision has been completed. Upon termination of the Credit Facility, Univision will pay the outstanding borrowings, if any, and the Company will fund future capital needs through Univision.